Exhibit 5.1

SNOW BECKER KRAUSS P.C.

605 Third Avenue
New York, New York 10158
Phone: (212) 687-3860
Fax: (212) 949-7052
January 2, 2000

Integrated Surgical Systems, Inc.
1850 Research Park Drive
Davis, California 95616-4884

RE: REGISTRATION STATEMENT ON FORM S- 8

Gentlemen:

We have acted as counsel for Integrated Surgical Systems, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes 500,000 shares of Common Stock that may be issued under the 2000 Stock Award Plan (the "Plan") of the Company.

As counsel to the Company, we have examined the Company's Restated Certificate of Incorporation, as amended, By-laws, the Plan, records of corporate proceedings, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly organized, is validly existing and in good standing under the laws of the State of Delaware.

2. The shares of Common Stock that may be issued under the Plan have been duly authorized and reserved for issuance, and when duly issued and paid for in accordance with the Plan will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus filed with the Registration Statement.

Very truly yours,

/s/ SNOW BECKER KRAUSS P.C.